Exhibit 99.1

PRESS RELEASE

Signify Health Announces Fourth Quarter and Full Year 2021 Results
Establishes 2022 Guidance

Financial Highlights
Full Year 2021
•Full-year revenue of $773.4 million, an increase of 27% from 2020
•GAAP net income of $9.9 million compared to net loss of $14.5 million in 2020
•Non-GAAP adjusted EBITDA1 of $171.2 million, an increase of 37% from 2020

Fourth Quarter 2021
•Fourth quarter revenue of $181.4 million compared to $193.5 million in 2020
•GAAP net income of $32.4 million compared to $0.7 million in 2020
•Non-GAAP adjusted EBITDA1 of $40.2 million compared to $38.9 million in 2020

2022 Guidance
Signify Health estimates the following full year 2022 results, which reflects Caravan Health results for ten months of ownership in 2022:
•Total GAAP revenue in the range of $948 million to $971 million; and
•Total adjusted EBITDA1 in the range of $212 million to $222 million.

DALLAS and NEW YORK – March 2, 2022 – Signify Health, Inc. (NYSE: SGFY), a leading healthcare platform that leverages advanced analytics, technology and nationwide healthcare networks to create and power value-based payment programs, today announced the Company’s financial results for the fourth quarter and full year 2021, and established 2022 guidance.

“Successful execution drove immense growth for Signify Health in 2021 as we delivered meaningful value to our clients by facilitating improved health outcomes for their patients or members. Signify’s achievements reflect the dedication and perseverance of our employees and network of over 10,000 clinicians," said Kyle Armbrester, Chief Executive Officer of Signify Health. "Our 2021 results demonstrate the strength of our business model and were driven by Home & Community Services and the value recognized by clients who significantly expanded In-Home Evaluation (IHE) volume in 2021 to 1.9 million unique visits. We also delivered substantial savings to our Episodes of Care partners and the BPCI-A program in 2021 despite the impact of COVID-19 on program size and savings rates, which we expect will lessen over time as cases continue to decline and the situation stabilizes.”

Mr. Armbrester continued, “We are excited about closing our acquisition of Caravan Health, which puts Signify at the forefront of integrating value-based care programs together, expanding to broader populations and reaching a diverse array of urban, suburban, and rural communities across the country. By creating more relevancy for providers through multi-payor contracts, combined with our access to and scale within members’ homes, we are confident in our ability to accelerate the transformation of the U.S. healthcare system from fee-for-service to value-based care. We also expect Caravan Health to add to our revenue diversification this year and it is included in our 2022 guidance of 22-25% revenue growth for the combined company.”

Fourth Quarter 2021 Financial Results

•Total revenue for the fourth quarter was $181.4 million compared to $193.5 million in the same period a year ago, primarily reflecting the decline in ECS revenue, which was largely due to the continued impact from COVID-19.
•HCS revenue in the fourth quarter of 2021 grew 5% from a year ago to $156.2 million. IHE volume in the fourth quarter of 2021 was strong at 473 thousand evaluations and reflected a more typical seasonality when compared to the fourth quarter of 2020. Fourth quarter 2020 HCS revenue was unseasonably high, due to the shift in IHE volume to the latter half of the year due to the COVID-19 pandemic shutdowns in the second quarter of 2020.
•Fourth quarter 2021 ECS revenue of $25.2 million declined from $44.7 million a year ago primarily as a result of the semi-annual BPCI-A reconciliation we received during the fourth quarter of 2021, which indicated a lower than expected savings rate and program size. The savings rate was impacted primarily by COVID-19, including higher cost next site of care decisions. Program size was impacted by the ongoing COVID-19 pandemic, and the highly contagious Omicron variant in particular, as CMS excludes any episodes that have a COVID-19 diagnosis at any stage of the episode, irrespective of whether COVID-19 had any meaningful impact on the outcome of the episode itself.
•Fourth quarter 2021 net income was $32.4 million compared to $0.7 million for the same period a year ago. The improvement was driven primarily by the quarterly revaluation of the customer Equity Appreciation Rights agreements, or EARs. The EARs are marked to market each quarter and this resulted in other income of $36.7 million, reflecting the lower value of Signify stock at year end.
•Non-GAAP Adjusted EBITDA1 for the fourth quarter of 2021 increased 3% to $40.2 million, from $38.9 million for the fourth quarter of 2020, reflecting a decrease in operating expenses.
•Non-GAAP Adjusted EBITDA margin1 for the fourth quarter of 2021 was 22.2%, a 200-basis point improvement from the comparable year ago period.

Full Year 2021 Financial Results

•Total 2021 revenue for the year increased 27% to $773.4 million, compared to $610.6 million a year ago. Overall revenue growth in the year was driven by a 45% increase in HCS revenue to $653.1 million, partially offset by a 25% decrease in ECS revenue.
•HCS revenue growth in 2021 was primarily driven by a 34% increase in IHEs performed, which grew to 1.920 million, up from 1.436 million in 2020. Increases in customer demand throughout 2021 drove IHE revenue, in conjunction with a reduction in the mix of virtual evaluations to 17% of total IHEs for 2021, down from 38% in 2020.
•The ECS revenue decline in 2021 was driven by the ongoing impacts from COVID-19 and the corresponding decline in the weighted average bundled payment savings rate to 5.7% and the weighted average bundled payment program size to $4.6 billion for the year, compared to 7.3% and $5.2 billion, respectively, for 2020.
•Total net income for 2021 improved to $9.9 million, compared to a net loss of $14.5 million in 2020. The improvement was driven by total revenue growth of 27%, partially offset by an increase in operating expenses and income tax expense now that Signify is subject to tax as a corporation.
•Non-GAAP Adjusted EBITDA1 for 2021 increased 37% to $171.2 million, compared to $124.9 million for 2020, driven by the aforementioned increase in revenue.
•Full year Non-GAAP Adjusted EBITDA margin1 was 22.1%, a 160-basis point improvement from a year ago, driven by revenue growth and efficiencies among our provider partners.

“We had a very strong year for Signify Health in 2021 and we have tremendous momentum going into this year as evidenced by our 2022 guidance which includes assumptions for IHE volume in the range of 2.39 to 2.42 million evaluations,” said Steven Senneff, President and Chief Financial Officer of Signify Health. “Our 2022 guidance includes growth based on Caravan Health’s anticipated greater than 500,000 lives under management, the ongoing impact of COVID-19 on our weighted average bundled payment program size that we expect to grow between $500 million and $1 billion from 2021 levels, and an improvement in the bundled payment savings rate of 25-50 basis points. As a result, we expect our ECS segment revenue to grow in the mid -20 to low-30 percent range for the full year 2022.”

2022 Guidance

Signify Health estimates the following full year 2022 results, which reflect Caravan Health results for ten months of ownership in 2022:

•Total GAAP revenue in the range of $948 million to $971 million; and
•Total adjusted EBITDA1 in the range of $212 million to $222 million.

1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Refer to the reconciliation in “Non-GAAP Financial Measures.” We have not reconciled guidance for adjusted EBITDA to net income/(loss), the most directly comparable GAAP measure, and have not provided forward-looking guidance for net income/(loss) because of the uncertainty around certain items that may impact net income/loss, including stock-based compensation, that are not within our control or cannot be reasonably predicted.

Conference Call Information

Signify Health will host a conference call to discuss the Company’s fourth quarter and full year 2021 results on March 3, 2021 at 8:30am ET. A live audio webcast of the conference call may be accessed through the investor relations section of Signify Health’s website at investors.signifyhealth.com/events/default.aspx and will be available for replay through May 3, 2021.

About Signify Health

Signify Health is a leading healthcare platform that leverages advanced analytics, technology, and nationwide healthcare provider networks to create and power value-based payment programs. Our mission is to transform how care is paid for and delivered so that people can enjoy more healthy, happy days at home. Our solutions support value-based payment programs by aligning financial incentives around outcomes, providing tools to health plans and healthcare organizations designed to assess and manage risk and identify actionable opportunities for improved patient outcomes, coordination and cost-savings. Through our platform, we coordinate what we believe is a holistic suite of clinical, social, and behavioral services to address an individual’s healthcare needs and prevent adverse events that drive excess cost, all while shifting services towards the home.

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business, our plan to drive better patient outcomes, our 2022 Outlook, including our 2022 estimates for total GAAP revenue, total Adjusted EBITDA, in-home evaluations, bundled payment program size and bundled payment weighted average savings rate improvements. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: our failure to maintain and grow our network of high-quality network providers; the COVID-19 pandemic and whether the pandemic will continue to subside in 2022; factors beyond our control that could impact our ability to complete IHEs; our dependence upon a limited number of key customers; our dependence on certain key government programs including BPCI-A; risks associated with estimating program size and savings rate in BPCI-A; ; our failure to continue to innovate and provide services that are useful to customers and achieve and maintain market acceptance; our limited operating history with certain of our solutions; our failure to compete effectively; the length and unpredictability of our sales cycle; seasonality that may cause fluctuations in our sales, cash flows and results of operations; the information we provide to, or receive from, our health plans and providers could be inaccurate or incomplete; the risk that the cost of services provided will be higher than benchmark prices in our episodes and care redesign solutions; risks that arise from operating internationally; failure of our existing customers to continue or renew their contracts with us; failure of service providers to meet their obligations to us; ; our failure to achieve or maintain profitability; our revenue not growing at the rates they historically have, or at all; our failure to successfully execute on our growth initiatives, business strategies, or operating plans, including growth in our Commercial Episodes business; our failure to successfully launch new products; our failure to diversify sources of revenues and earnings; inaccurate estimates and assumptions used to determine the size of our total addressable market; changes in accounting principles applicable to us; incorrect estimates or judgments relating to our critical accounting policies; increases in our level of indebtedness; our failure to effectively adapt to changes in the healthcare industry, including changes in the rules governing Medicare or other federal healthcare programs; our failure to adhere to complex and evolving governmental laws and regulations; our failure to comply with current and future federal and state privacy, security and data protection laws, regulations or standards; our employment of and contractual relationships with our providers subjecting us to licensing or other regulatory risks, including recharacterization of our contracted providers as employees; adverse findings from inspections, reviews, audits and investigations from health plans; inadequate investment in or maintenance of our operating platform and other information technology and business systems; our ability to develop and/or enhance information technology systems and platforms to meet our changing customer needs; higher than expected investments in our business including, but not limited to, investments in our technology and operating platform, which could reduce our profitability; security breaches or incidents, loss or misuse of data, a failure in or breach of our operational or security systems or other disruptions; disruptions in our disaster recovery systems or management continuity planning; our ability to comply with, and changes to, laws, regulations and standards relating to privacy or data protection; our ability to obtain, maintain, protect and enforce our intellectual property; our dependence on distributions from Cure TopCo, LLC to fund dividend payments, if any, and to pay our taxes and expenses, including payments under the Tax Receivable Agreement; the control certain equity holders that held an ownership interest in Cure TopCo, LLC prior to our IPO have over us and our status as a controlled company; our ability to realize any benefit from our organizational structure; and the other risk factors described under “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which are available free of charge on the SEC's website at: www.sec.gov.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

About Non-GAAP Financial Measures

This press release contains certain financial measures not presented in accordance with generally accepted accounting principles in the United State (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA margin, which are used by management in making operating decisions, allocating financial resources, and internal planning and forecasting and for business strategy purposes. Adjusted EBITDA and Adjusted EBITDA margin not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to GAAP measures. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly-titled measures used by other companies. Management believes that such measures are commonly reported by issuers and widely used by investors as indicators of a company’s operating performance. Please refer to the reconciliations of Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable financial measures prepared in accordance with GAAP below.

Investor Contact
Jennifer W. DiBerardino
Head of Investor Relations and Treasurer
investor.relations@signifyhealth.com

Media Contact
Lynn Shepherd
Vice President of Communications
lshepherd@signifyhealth.com

Source: Signify Health

Table 1
Signify Health, Inc.
Consolidated Statement of Operations
(unaudited)

	Three months ended December 31,		Year ended December 31,
($ in millions)	2021	2020	2021	2020

Home & Community Services	$156.2	$148.8	$653.1	$450.6
Episodes of Care Services	25.2	44.7	120.3	160.0
Revenue	181.4	193.5	773.4	610.6
Operating expenses:
Service expense	90.5	103.3	393.5	306.7
Selling, general and administrative expense	56.5	59.5	244.5	208.0
Transaction-related expenses	0.4	4.4	9.9	15.2
Asset impairment	11.2	0.8	11.2	0.8
Depreciation and amortization	19.1	16.3	70.7	62.3
Total operating expenses	177.7	184.3	729.8	593.0
Income from operations	3.7	9.2	43.6	17.6
Interest expense	4.2	6.0	21.7	22.2
Loss on extinguishment of debt	—	—	5.0	—
Other (income) expense	(40.8)	2.1	2.8	9.0
Other (income) expense, net	(36.6)	8.1	29.5	31.2
Income (loss) before income taxes	40.3	1.1	14.1	(13.6)
Income tax expense	7.9	0.4	4.2	0.9
Net income (loss)	$32.4	$0.7	$9.9	$(14.5)
Net income (loss) attributable to pre-Reorganization period	—	0.7	(17.2)	(14.5)
Net income attributable to noncontrolling interest	9.7	—	7.4	—
Net income attributable to Signify Health, Inc.	$22.7	$—	$19.7	$—

Earnings per share of Class A common stock(1)
Basic	$0.13	NM	$0.12	NM
Diluted	$0.13	NM	$0.11	NM
Weighted average shares of Class A common stock outstanding(1)
Basic	170,556,784	NM	168,662,126	NM
Diluted	173,010,931	NM	172,064,800	NM

(1)Basic and diluted net loss per share of Class A common stock is applicable only for the periods subsequent to February 12, 2021, which is the period following the initial public offering ("IPO") and related Reorganization Transactions. The Company analyzed the calculation of earnings (loss) per unit for the period prior to the IPO and determined that it resulted in values that would not be meaningful to the users of these unaudited consolidated financial statements. Therefore, earnings (loss) per share information has not been presented for the three months and year ended December 31, 2020.

Table 2
Signify Health, Inc.
Consolidated Balance Sheet
(unaudited)

	December 31,	December 31,
($ in millions)	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$678.5	$72.6
Accounts receivable, net	217.2	270.6
Contract assets	84.3	27.8
Restricted cash	5.7	4.4
Prepaid expenses and other current assets	14.9	13.8
Total current assets	1,000.6	389.2
Property and equipment, net	23.7	25.4
Goodwill	597.1	596.7
Intangible assets, net	455.3	506.9
Deferred tax assets	38.8	—
Other assets	11.7	4.1
Total assets	$2,127.2	$1,522.3

LIABILITIES AND STOCKHOLDERS' / MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$136.7	$147.6
Contract liabilities	32.9	6.2
Current maturities of long-term debt	3.5	4.2
Contingent consideration	—	13.1
Deferred tax liability	—	1.9
Other current liabilities	10.0	16.6
Total current liabilities	183.1	189.6
Long-term debt	334.9	397.1
Contingent consideration	—	2.1
Customer EAR liability	48.6	21.6
Tax receivable agreement liability	56.3	—
Other noncurrent liabilities	11.4	17.9
Total liabilities	634.3	628.3

Members' equity	—	894.0
Class A common stock, par value $0.01 (170,987,365 and 0 issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	1.7	—
Class B common stock, par value $0.01 (56,838,744 and 0 issued and outstanding at December 31, 2021 and December 31, 2020, respectively)	0.6	—
Additional paid-in capital	1,101.3	—
Retained earnings	19.7	—
Contingently redeemable noncontrolling interest	369.6	—
Total stockholders' / members' equity	1,492.9	894.0

Total liabilities and stockholders' / members' equity	$2,127.2	$1,522.3

Table 3
Signify Health, Inc.
Consolidated Statement of Cash Flows
(unaudited)

	Year ended December 31,
($ in millions)	2021	2020
Operating activities
Net income (loss)	$9.9	$(14.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	70.7	62.3
Asset impairment	11.2	0.8
Equity-based compensation	13.2	12.1
Customer equity appreciation rights	19.7	12.4
Remeasurement of customer equity appreciation rights	7.3	9.2
Amortization of deferred financing fees	2.5	1.8
Loss on extinguishment of debt	5.0	—
Remeasurement of contingent consideration	(0.2)	0.2
Payment of contingent consideration	(1.9)	(1.8)
Deferred income taxes	(3.0)	—
TRA liability adjustment	(4.0)	—
Other	—	0.4
Changes in operating assets and liabilities:
Accounts receivable	53.4	(102.5)
Prepaid expenses and other current assets	(1.1)	(6.9)
Contract assets	(56.5)	10.5
Other assets	0.1	(0.8)
Accounts payable and accrued expenses	(10.5)	40.5
Contract liabilities	26.7	3.1
Other current liabilities	(6.6)	6.8
Other noncurrent liabilities	(6.0)	9.9
Net cash provided by operating activities	129.9	43.5

Investing activities
Capital expenditures - property and equipment	(6.7)	(13.9)
Capital expenditures - internal-use software development	(21.9)	(20.2)
Purchase of long-term investment	(5.0)	(1.0)
Business combinations, net of cash acquired	(0.4)	(14.7)
Net cash used in investing activities	(34.0)	(49.8)

Financing activities
Repayment of long-term debt	(413.4)	(2.8)
Proceeds from issuance of long-term debt	350.0	140.0
Repayment of borrowings under revolving credit facility	—	(92.0)
Proceeds from borrowings under revolving credit facility	—	92.0
Repayments of borrowings under financing agreement	(0.5)	(0.2)
Proceeds from borrowings under financing agreement	—	0.6
Payment of contingent consideration	(13.1)	(38.2)
Payment of debt issuance costs	(9.2)	(5.1)
Proceeds from IPO, net	604.5	—
Distributions to non-controlling interest members	(13.0)	(8.2)
Refunds (payments) of taxes on behalf of New Remedy Corp	0.1	1.0
Repurchase of member units	—	(56.9)
Proceeds related to the issuance of common stock under stock plans	5.9	2.9
Net cash provided by financing activities	511.3	33.1

Increase in cash, cash equivalents and restricted cash	607.2	26.8
Cash, cash equivalents and restricted cash - beginning of period	77.0	50.2
Cash, cash equivalents and restricted cash - end of period	$684.2	$77.0

Table 4
Signify Health, Inc.
Reconciliation of net loss to Adjusted EBITDA (non-GAAP)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
($ in millions)	2021	2020	2021	2020
Net income (loss)	$32.4	$0.7	$9.9	$(14.5)
Interest expense	4.2	6.0	21.7	22.2
Loss on extinguishment of debt	—	—	5.0	—
Income tax expense	7.9	0.4	4.2	0.9
Depreciation and amortization	19.1	16.3	70.7	62.3
Asset impairment(a)	11.2	0.8	11.2	0.8
Other expense (income), net(b)	(40.8)	2.1	2.8	9.0
Transaction-related expenses(c)	0.4	4.4	9.9	15.2
Equity-based compensation(d)	3.4	2.1	12.9	12.1
Customer equity appreciation rights(e)	4.9	4.9	19.7	12.4
Remeasurement of contingent consideration(f)	(2.4)	0.1	(0.2)	0.3
SEU Expense(g)	(0.3)	—	1.7	—
Non-recurring expenses(h)	0.2	1.1	1.7	4.2
Adjusted EBITDA	$40.2	$38.9	$171.2	$124.9

Adjusted EBITDA Margin(i)	22.2%	20.2%	22.1%	20.5%

Segment Adjusted EBITDA:
Home & Community Services	$48.4	$30.5	$195.2	$96.3
Episodes of Care Services	(8.2)	8.4	(24.0)	28.6

(a) Asset impairment in 2021 was related to a technology intangible asset acquired through the PatientBlox acquisition, which was considered impaired as a result of a delay in the launch of a new episodes product utilizing such technology. The asset impairment in 2020 resulted from the discontinued use of certain software assets..
(b) Represents other non-operating (income) expense that consists primarily of the quarterly remeasurement of fair value of the outstanding customer EARs and adjustments to the TRA liability as well as interest and dividends earned on cash and cash equivalents.
(c) Represents transaction-related expenses that consist primarily of expenses incurred in connection with acquisitions and other corporate development activities, such as mergers and acquisitions activity that did not proceed, strategic investments and similar activities. Expenses incurred in connection with our IPO, which cannot be netted against proceeds, are also included in transaction-related expenses.
(d) Represents expense related to equity incentive awards, including incentive units, stock options and RSUs, granted to certain employees, officers and non-employee directors as long-term incentive compensation. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.
(e) Represents the reduction of revenue related to the grant date fair value of the customer EARs granted pursuant to the customer EAR agreements we entered into in December 2019 and September 2020.
(f) Represents remeasurement of contingent consideration in 2021 related to potential payments due upon completion of certain milestone events in connection with our acquisition of PatientBlox. In 2020, represents the remeasurement of contingent consideration due to the selling shareholders of Censeo Health, a business acquired in 2017, pending the resolution of an Internal Revenue Service (“IRS”) tax matter. The matter was resolved in 2020.
(g) Represents compensation expense related to awards of synthetic equity units subject to time-based vesting. A limited number of synthetic equity units were granted in 2020 and 2021 at the time of the IPO; no future grants will be made. Compensation expense related to these awards is tied to the 30-trading day average price of our Class A common stock, and therefore is subject to volatility and may fluctuate from period to period until settlement occurs.
(h) Represents certain gains and expenses incurred that are not expected to recur, including those associated with the closure of certain facilities and the early termination of certain contracts as well as one-time expenses associated with the COVID-19 pandemic.
(i) We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.